Exhibit 99.1

Press Release April 18, 2011
7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Significantly Stronger First Quarter 2011 Results

FORT WAYNE, INDIANA, April 18, 2011— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced first quarter net income of $106 million, or $0.46 per diluted share on net sales of $2.0 billion. Comparatively, first quarter 2010 net income was $65 million, or $0.29 per diluted share on net sales of $1.6 billion and fourth quarter 2010 net income was $8 million, or $0.04 per diluted share.

First quarter 2011 steel shipments were 1.5 million tons, 4 percent higher than the first quarter of 2010 and 10 percent higher than the fourth quarter of 2010.  The average external steel selling price for the first quarter increased $154 per ton to $890 from the first quarter 2010 average of $736, and increased $137 per ton from the fourth quarter 2010 average of $753.  The first quarter’s average ferrous scrap cost per ton charged increased $86 compared to the first quarter 2010 and $60 in comparison to the fourth quarter 2010 average.

OmniSource ferrous shipments in the first quarter were 1.5 million gross tons, 24 percent higher than the first quarter of 2010 and 23 percent higher than the fourth quarter of 2010.  OmniSource provided 54 percent of the ferrous scrap purchased by SDI’s steel mills during the first quarter.  First quarter non-ferrous shipments were 287 million pounds, 20 percent higher than the first quarter of 2010 and 25 percent higher than the fourth quarter of 2010.

“Our first quarter earnings were significantly higher than our fourth quarter results based on both volumes and margins at our steel and metals recycling operations,” said Keith Busse, Chairman and CEO. “Our steel operations achieved operating income of $196 million, or $138 per ton shipped, a 114 percent increase in operating income over fourth quarter results.  These results were led by our sheet steel and SBQ bar operations. In addition, OmniSource recorded operating income of $49 million, one of our strongest quarters since the economic collapse in the fall of 2008.  The higher steel industry utilization rate continues to strengthen demand for recycled ferrous materials.

“Our Engineered Bar Products and Flat Roll divisions continue to operate at essentially full capacity.  Engineered Bar has maintained its extended order backlog for special-bar-quality steel as demand remains strong.  We are currently planning a 10-day outage at Engineered Bar in April for scheduled maintenance; however, we do not believe this will meaningfully impact second quarter shipments.  Sheet steel demand also continues to be strong as we enter the second quarter.

“Unfortunately, the sustained weakness in the non-residential construction market remains a challenge for our structural and fabrication operations.  Our commitment to rail as a complement to our structural operations remains strong, as first quarter rail shipments were 31,000 tons, our highest quarterly volume so far.  We are encouraged by our progress entering this market, and plan to increase our participation throughout 2011,” Busse said.

The company’s Mesabi Nugget start-up facility in Minnesota resumed operations in January after taking an outage for equipment modifications.  Since the restart, Mesabi has achieved higher facility utilization and improved production volumes.  Nugget shipments increased to 36,000 metric tons in the first quarter from 18,000 metric tons in the fourth quarter of 2010.  Since the beginning of April, the plant has been operating at a monthly rate of 20,000 metric tons.  Mesabi Nugget start-up losses negatively impacted the company’s pre-tax first quarter earnings by $11 million, or approximately $.03 per diluted share, after-tax.

“We are pleased with the continued production improvements at Mesabi.  With the additional supply of liquid pig iron from Iron Dynamics to our flat roll mill, we have nearly achieved our goal of self-sufficiency of iron for our steel operations,” said Busse.

“Looking ahead for 2011, our view remains optimistic. We are seeing the continuation of improvements in the U.S. economy and still anticipate increased steel consumption throughout the year as sectors, such as automotive, transportation, energy, industrial, agricultural, and construction equipment, maintain momentum.  We also expect the second quarter to be solid and will provide quantitative guidance in June,” Busse concluded.

First Quarter 2011 Operating Segment Information

The following highlights first quarter 2011 results for each of SDI’s three primary operating segments. References to segment operating income and operating income per ton in the following paragraphs exclude profit-sharing costs and amortization related to intangible assets.

Steel Operations. This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, special-bar-quality steel, rail, and specialty shapes. Steel operations represented 59 percent of the company’s first quarter 2011 external net sales and 60 percent of the fourth quarter 2010 external net sales.

First quarter 2011 net sales for steel operations were $1.3 billion on shipments of 1.5 million tons, compared to net sales of $1.0 billion on shipments of 1.4 million tons during the same period in 2010 and $979 million in net sales on shipments of 1.3 million tons in the fourth quarter of 2010 (including intra-segment and intra-company sales). The average external steel selling price for the first quarter increased $137 per ton to $890 from the fourth quarter 2010 average of $753. The first quarter’s average ferrous scrap cost per ton charged was $60 higher than the fourth quarter of 2010. First quarter operating income for the steel segment was $196 million, or $138 per ton shipped, compared to $138 million, or $99 per ton, in the first quarter of 2010, and $91 million, or $70 per ton, in the fourth quarter of 2010.

Metals Recycling and Ferrous Resources.  This segment principally includes the company’s metals recycling operations (OmniSource Corporation), liquid pig iron manufacturing facility (Iron Dynamics), and iron nugget manufacturing start-up facility (Mesabi Nugget, which is 81 percent company owned).  First quarter net sales and operating income for the segment were $1.1 billion and $47 million, respectively, as compared to $756 million and $32 million during the first quarter of 2010 and $770 million and a loss of $4 million during the fourth quarter of 2010 (including intra-company sales). The segment represented 37 percent of the company’s first quarter 2011 external net sales and 35 percent of the fourth quarter 2010 external net sales.

OmniSource first quarter 2011 ferrous shipments were 1.5 million gross tons and non-ferrous shipments were 287 million pounds, compared to shipments of 1.2 million gross tons and non-ferrous shipments of 238 million pounds for the first quarter of 2010 and shipments of 1.2 million gross tons and non-ferrous shipments of 230 million pounds for the fourth quarter of 2010.  Forty-four percent and 42 percent of OmniSource’s ferrous scrap shipments were to SDI’s steel mills during the first quarter of 2011 and fourth quarter of 2010, respectively.  During the first quarter, OmniSource supplied 670,000 gross tons of ferrous scrap to SDI’s steel operations, or approximately 54 percent of the tonnage of ferrous scrap purchased by the mills.  Operating income for OmniSource was $49 million during the first quarter of 2011 as compared to $43 million during the first quarter of 2010 and $9 million during the fourth quarter of 2010.

Steel Fabrication Operations.  Steel fabrication operations includes New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings. Fabrication operations represented 3 percent of the company’s first quarter 2011 external net sales and 4 percent of fourth quarter 2010 external net sales.

First quarter 2011 net sales for fabrication operations were $53 million on shipments of 44,000 tons, compared to $24 million on shipments of 26,000 tons during the same period in 2010 and $57 million on shipments of 50,000 tons during the fourth quarter of 2010 (including intra-company sales and shipments). First quarter operating losses for the fabrication segment were $3 million, as compared to $7 million in the first quarter of 2010 and $13 million in the fourth quarter of 2010 (which included a non-cash impairment charge of $13 million).

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and scrap metal markets, Steel Dynamics’ revenues, costs, future earnings, and the operation of new or existing facilities or technologies. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: the effects of a prolonged or deepening recession on industrial demand; conditions in such steel consuming sectors as the automotive, consumer appliance or construction industries; the impact of domestic or foreign import price competition; difficulties in integrating or in realizing anticipated values from acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or scrap substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Forward-looking or predictive statements we make are based upon information and assumptions concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as matters beyond our control which can affect forward-looking statements, we caution you that these statements speak only as of the date hereof.

Conference Call and Webcast

On Tuesday, April 19, 2011, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss first quarter results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:

www.steeldynamics.com

Dial-in information is available on our Web site. An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site. No telephone replay will be available.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2011	2010	2010

Net sales	$2,015,969	$1,555,790	$1,528,134
Costs of goods sold	1,720,215	1,345,308	1,394,466
Gross profit	295,754	210,482	133,668

Selling, general and administrative expenses	65,141	57,160	59,250
Profit sharing	15,203	9,444	3,643
Amortization of intangibles	10,084	11,581	11,149
Impairment charges	—	—	12,805
Operating income	205,326	132,297	46,821

Interest expense, net of capitalized interest	43,346	37,515	44,980
Other income, net	(4,567)	(3,081)	(6,118)
Income before income taxes	166,547	97,863	7,959

Income taxes	62,317	34,474	3,901
Net income	104,230	63,389	4,058
Net loss attributable to noncontrolling interests	1,673	1,580	3,734
Net income attributable to Steel Dynamics, Inc.	$105,903	$64,969	$7,792

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$.49	$.30	$.04

Weighted average common shares outstanding	217,992	216,284	217,239

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive (Note 1)	$.46	$.29	$.04

Weighted average common shares and equivalents outstanding	236,224	234,659	218,686

Dividends declared per share	$.10	$.075	$.075

(Note 1)     Excludes the impact of the 5.125% convertible senior notes from net income (numerator) and share equivalents outstanding (denominator) for the three months ended December 31, 2010, as the impact to diluted earnings per share is anti-dilutive.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2011	2010	2010
Steel Operations*

Shipments (net tons)
Flat Roll Division	709,614	749,258	649,019
Structural and Rail Division	190,661	155,349	158,683
Engineered Bar Products Division	159,015	125,059	161,220
Roanoke Bar Division	121,305	109,186	140,866
Steel of West Virginia	72,056	53,405	61,727
The Techs	200,724	210,545	146,149
Combined	1,453,375	1,402,802	1,317,664
Intra-segment	(36,471)	(11,087)	(19,686)
	1,416,904	1,391,715	1,297,978
Intra-company	(73,502)	(70,866)	(74,355)
External	1,343,402	1,320,849	1,223,623

Production, excluding The Techs (net tons)	1,284,451	1,191,138	1,189,012

Net sales
Combined	$1,273,472	$1,018,548	$978,707
Intra-segment	(26,462)	(6,052)	(11,879)
	1,247,010	1,012,496	966,828
Intra-company	(51,946)	(39,929)	(45,773)
External	$1,195,064	$972,567	$921,055

Operating income before amortization of intangibles	$195,634	$137,669	$91,389
Amortization of intangibles	(2,679)	(2,931)	(2,679)
Operating income	$192,955	$134,738	$88,710

Metals Recycling and Ferrous Resources**

OmniSource
Ferrous metals shipments (gross tons)
Combined	1,528,191	1,230,075	1,237,677
Intra-company	(669,628)	(519,306)	(522,267)
External	858,563	710,769	715,410

Non-ferrous metals shipments (thousands of pounds)
Combined	286,645	238,245	229,881
Intra-company	(2,261)	(2,194)	(2,962)
External	284,384	236,051	226,919

Mesabi Nugget shipments (metric tons)	35,767	7,179	18,275

Iron Dynamics shipments (metric tons)
Liquid pig iron	54,598	46,428	46,881
Hot briquetted iron	6,005	11,372	6,862
Other	540	698	1,118
Intra-company	61,143	58,498	54,861

Net sales
Combined	$1,108,415	$756,303	$769,682
Intra-company	(365,250)	(224,240)	(235,153)
External	$743,165	$532,063	$534,529

Operating income (loss) before amortization of intangibles	$46,571	$32,436	$(4,363)
Amortization of intangibles	(7,081)	(8,302)	(8,101)
Operating income (loss)	$39,490	$24,134	$(12,464)

Steel Fabrication***

Shipments (net tons)
Combined	44,051	25,678	49,551
Intra-company	(558)	(19)	(205)
External	43,493	25,659	49,346

Net sales
Combined	$52,652	$23,998	$57,193
Intra-company	(573)	(37)	(87)
External	$52,079	$23,961	$57,106

Operating income (loss) before amortization of intangibles	$(2,883)	$(6,549)	$(13,269)
Amortization of intangibles	—	(31)	—
Operating income (loss)	$(2,883)	$(6,580)	$(13,269)

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**	Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Mesabi Nugget (all shipments, which began in 2010, have been internal).
***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets
Cash and equivalents	$160,810	$186,513
Accounts receivable, net	883,937	622,189
Inventories	1,186,168	1,114,063
Deferred income taxes	21,007	20,684
Income taxes receivable	6,285	37,311
Other current assets	18,913	19,243
Total current assets	2,277,120	2,000,003

Property, plant and equipment, net	2,187,698	2,213,333

Restricted cash	21,448	23,132

Intangible assets, net	479,480	489,240

Goodwill	750,029	751,675

Other assets	111,830	112,551
Total assets	$5,827,605	$5,589,934

Liabilities and Equity
Current liabilities
Accounts payable	$453,414	$348,601
Income taxes payable	19,640	5,227
Accrued expenses	199,211	175,041
Accrued profit sharing	16,163	23,524
Current maturities of long-term debt	1,216	8,924
Total current liabilities	689,644	561,317

Long-term debt
7 3/8% senior notes, due 2012	700,000	700,000
5.125% convertible senior notes, due 2014	287,500	287,500
6 ¾% senior notes, due 2015	500,000	500,000
7 ¾% senior notes, due 2016	500,000	500,000
7 5/8% senior notes, due 2020	350,000	350,000
Other long-term debt	40,780	40,397
Total long-term debt	2,378,280	2,377,897

Deferred income taxes	469,043	457,432

Other liabilities	62,944	62,159

Commitments and contingencies

Redeemable noncontrolling interest	54,294	54,294

Equity
Common stock	635	633
Treasury stock, at cost	(725,849)	(727,624)
Additional paid-in capital	1,010,698	998,728
Retained earnings	1,905,207	1,821,133
Total Steel Dynamics, Inc. equity	2,190,691	2,092,870
Noncontrolling interests	(17,291)	(16,035)
Total equity	2,173,400	2,076,835
Total liabilities and equity	$5,827,605	$5,589,934

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2011	2010

Operating activities:
Net income	$104,230	$63,389

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,746	56,272
Equity-based compensation	3,710	2,769
Deferred income taxes	12,935	8,468
Changes in certain assets and liabilities:
Accounts receivable	(261,748)	(223,140)
Inventories	(72,107)	(48,058)
Accounts payable	94,175	118,217
Income taxes receivable/payable	45,439	37,133
Other working capital	22,591	57,692
Net cash provided by operating activities	3,971	72,742

Investing activities:
Purchase of property, plant and equipment	(18,693)	(30,684)
Other investing activities	(1,143)	504
Net cash used in investing activities	(19,836)	(30,180)

Financing activities:
Issuance of current and long-term debt	5,126	544,550
Repayment of current and long-term debt	(7,325)	(351,330)
Debt issuance costs	—	(6,538)
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	8,262	3,454
Contribution from noncontrolling investor, net	417	—
Dividends paid	(16,318)	(16,200)
Net cash provided by (used in) financing activities	(9,838)	173,936

Increase (decrease) in cash and equivalents	(25,703)	216,498
Cash and equivalents at beginning of period	186,513	9,008

Cash and equivalents at end of period	$160,810	$225,506

Supplemental disclosure information:
Cash paid for interest	$15,110	$3,769
Cash paid (received) for federal and state income taxes, net	$1,520	$(13,010)